UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                     FORM 15

   Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
       Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                         Commission file number: 0-16836


                                 JetStream, L.P.
                                 ---------------
             (Exact name of registrant as specified in its charter)


         3 World Financial Center, 29th Floor, New York, NY 10285-2900,
                     (212) 526-3183, Attn.: Andre Anderson
         --------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                Depository Units of Limited Partnership Interest
                ------------------------------------------------
            (Title of each class of securities covered by this Form)


                                      None
                                      ----
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)   [X]           Rule 12h-3(b)(1)(i)   [X]
          Rule 12g-4(a)(1)(ii)                Rule 12h-3(b)(1)(ii)
          Rule 12g-4(a)(2)(i)                 Rule 12h-3(b)(2)(i)
          Rule 12g-4(a)(2)(ii)                Rule 12h-3(b)(2)(ii)
          Rule 15d-6

     Appropriate number of holders of record as of the certification or notice date: 0 . The General Partner of the Registrant has filed, with the Secretary of
     ---
State of the State of Delaware, a Certificate of Cancellation of the Certificate of Limited Partnership of JetStream, L.P. effective as of March 29, 2001.

     Pursuant to the requirements of the Securities Exchange Act of 1934, JetStream, L.P. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                         JETSTREAM, L.P.

                         By: Jet Aircraft Leasing Inc.
                             General Partner


Date:  March 30, 2001        By: /s/Rocco F. Andriola
                                 -------------------------------------------
                                 Rocco F. Andriola
                                 Director, President and Chief Financial Officer